EXHIBIT 99.1
NEOSE TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL
RESULTS
HORSHAM, PA, August 9, 2006 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the second quarter and six months ended June 30, 2006.
For the quarter ended June 30, 2006, the Company reported a net loss of $8.4 million, or $0.26 per basic and diluted share, compared to a net loss of $10.3 million, or $0.31 per basic and diluted share, for the same period in 2005. The decreased net loss for the 2006 period was primarily due to a $1.6 million decrease in operating expenses and a $0.3 million increase in revenues.
The Company reported revenues of $1.7 million for the second quarter of 2006, compared to $1.4 million for the second quarter of 2005. The increase in revenues during the 2006 period was primarily due to revenues recognized under the Company’s collaboration with Novo Nordisk A/S. Research and development expenses decreased to $7.1 million in the second quarter of 2006 from $9.0 million in the second quarter of 2005. The decrease in research and development expenses during the 2006 period as compared to the 2005 period was primarily due to lower payroll and operational costs resulting from the Company’s August 2005 restructuring. The reduction in expenses related to the restructuring was partially offset by Phase I clinical study costs for NE-180. Research and development expenses for the second quarter of 2006 included $0.2 million of stock-based compensation expense primarily due to the adoption in January 2006 of SFAS No. 123(R).
General and administrative expenses were $3.1 million for the quarter ended June 30, 2006, compared to $2.8 million for the quarter ended June 30, 2005. The increase for the 2006 period was due to higher legal fees associated with intellectual property, and was partially offset by lower consulting and operational costs resulting from the Company’s August 2005 restructuring. General and administrative expenses for the 2006 period included $0.4 million of stock-based compensation expense primarily due to the adoption of SFAS No. 123(R).
For the six months ended June 30, 2006, the Company reported a net loss of $16.2 million, or $0.49 per basic and diluted share, compared to a net loss of $21.6 million, or $0.71 per basic and diluted share, for the same period in 2005. The Company reported revenues of $4.1 million for the first six months of 2006, compared to $2.8 million for the same period in 2005. The increase in revenues for the 2006 period was primarily due to revenues recognized under the Company’s collaboration with Novo Nordisk.
Operating expenses for the six months ended June 30, 2006 were $20.4 million, compared to $24.4 million for the same period in 2005. Research and development expenses for the six months ended June 30, 2006 decreased to $14.4 million from $18.6 million in the comparable

NEOSE TECHNOLOGIES, INC.	Page 2
2005 period. The decrease in research and development expenses during the 2006 period as compared to the 2005 period was primarily due to lower payroll and operational costs resulting from the Company’s August 2005 restructuring. The reduction in expenses related to the restructuring was partially offset by Phase I clinical study costs for NE-180. Research and development expenses for the six months ended June 30, 2006 included $0.5 million of stock-based compensation expense primarily due to the adoption in January 2006 of SFAS No. 123(R).
General and administrative expenses were $6.0 million for the six months ended June 30, 2006, compared to $5.8 million for the same period last year. The increase for the 2006 period was also due to higher legal fees associated with intellectual property, partially offset by lower consulting and operational costs resulting from the Company’s August 2005 restructuring. General and administrative expenses for the 2006 period included $1.0 million of stock-based compensation expense primarily due to the adoption of SFAS No. 123(R).
The Company ended the second quarter with $21.4 million in cash and cash equivalents.
Conference Call
The Company will host a conference call at 5:00 p.m. (EDT) on August 9, 2006, to discuss the second quarter financial results and update investors on company developments. The dial-in number for domestic callers is (866) 550-6338. The dial-in number for international callers is (347) 284-6930. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4857872. The replay number for international callers is (719) 457-0820, also using the passcode 4857872. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:
http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar
To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.
About Neose
Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion. Neose expects to commence Phase II for NE-180 in a Western European country in the fourth quarter of 2006. Neose expects that its partner for GlycoPEG-GCSF, BioGenerix AG, will commence Phase I in a Western European country in the third quarter of 2006.

NEOSE TECHNOLOGIES, INC.	Page 3
Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2006	2005	2006	2005
Revenue from collaborative agreements	$1,715	$1,420	$4,111	$2,768

Operating expenses:
Research and development	7,051	8,987	14,362	18,612
General and administrative	3,094	2,806	6,022	5,784

Total operating expenses	10,145	11,793	20,384	24,396

Operating loss	(8,430)	(10,373)	(16,273)	(21,628)

Other income	—	—	—	22
Interest income	308	419	674	723
Interest expense	(325)	(331)	(633)	(669)

Net loss	$(8,447)	$(10,285)	$(16,232)	$(21,552)

Basic and diluted net loss per share	$(0.26)	$(0.31)	$(0.49)	$(0.71)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	32,804	32,782	32,794	30,378

NEOSE TECHNOLOGIES, INC.	Page 4
Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$21,351	$37,738
Accounts receivable	3	1,076
Prepaid expenses and other current assets	1,727	892

Total current assets	23,081	39,706
Property and equipment, net	24,098	24,708
Intangible and other assets, net	609	949

Total assets	$47,788	$65,363

Liabilities and Stockholders’ Equity

Current liabilities	$9,440	$10,595
Long-term debt and capital lease obligations, net of current portion	8,889	10,423
Deferred revenue, net of current portion	3,529	3,765
Other liabilities	487	463

Total liabilities	22,345	25,246
Stockholders’ equity	25,443	40,117

Total liabilities and stockholders’ equity	$47,788	$65,363

CONTACTS:
     Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004
For more information, please visit www.neose.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward- looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and discussions of risk factors in the Company’s subsequent SEC filings.
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